EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in (i) the Registration Statements on Form S-8 (Registration Nos. 333-7070, 333-62708, 333-73878, 333-112670 and 333-111448) of GlobalSantaFe Corporation, (ii) the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-70268) of GlobalSantaFe Corporation and (iii) the Registration Statement on Form S-3 (Registration No. 333-108643) of GlobalSantaFe Corporation of our report dated March 12, 2004 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 12, 2004, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 15, 2004